Exhibit 99.1

China Jo-Jo Drugstores Reports Third Quarter 2018 Financial Results

HANGZHOU, China, February 14, 2018 /PRNewswire/ -- China Jo-Jo Drugstores, Inc. (NASDAQ:CJJD) (“Jo-Jo Drugstores" or the “Company”), a leading online and offline retailer and wholesale distributor of pharmaceutical and other healthcare products and a healthcare provider in China, today announced its financial results for the third quarter ended December 31, 2017.

Mr. Lei Liu, Chief Executive Officer and Chairman of Jo-Jo Drugstores, Inc., commented, “We are pleased to announce our strong retail sales growth in our most recent financial results. We will continue to pursue retail drugstore growth in Hangzhou as we continue to build strong relationships with our customers, suppliers, and other business partners in one of the highest income urban centers in China. We also remain optimistic regarding our ongoing transformation of our e-commerce business following the industry-wide suspension of OTC drug sales on e-commerce platforms in fiscal year 2017, as our efforts in reorganizing our product line shows further improvements.”

Mr. Liu continued, “In the coming months we are strategically positioned to take advantage of the improving business environment in Hangzhou as the healthcare market continues to grow.”

Third Quarter of Fiscal 2018 Financial Highlights

	For the Three Months Ended December 31,
($ millions, except per share data)	2017	2016	% Change
Revenue	26.81	20.61	30.1%
Retail drugstores	18.29	14.12	29.5%
Online pharmacy	3.40	3.44	(1.2)%
Wholesale	5.13	3.05	68.1%
Gross profit	5.57	4.18	33.2%
Gross margin	20.8%	20.3%	0.5%
Operating income loss	(2.19)	(0.84)	(160.9)%
Operating margin	(8.2)%	(4.1)%	(4.1)%
Net loss attributable to Jo-Jo Drugstores	(1.63)	(0.83)	(94.8)%
Loss per share	(0.07)	(0.04)	(75.0)%

•	Revenues increased by 30.1% to $26.81 million for the three months ended December 31, 2017 from $20.61 million for the same period of last year, mainly due to the increase in retail drugstores and wholesale business, partially offset by the decrease in online pharmacy business.

•	Gross profit increased by 33.2% to $5.57 million for the three months ended December 31, 2017 from $4.18 million for the same period of last year. Gross margin increased by 0.5 percentage points to 20.8% from 20.3% for the same period of last year.

•	Net loss attributable to Jo-Jo Drugstores increased by 94.8% to $1.63 million, or $0.07 per basic and diluted share, for the three months ended December 31, 2017 from $0.83 million, or $0.04 per basic and diluted share, for the same period of last year.

Three Months Ended December 31, 2017 Financial Results

Revenue

Revenue for the three months ended December 31, 2017 increased by $6.20 million, or 30.1%, to $26.81 million from $20.61 million for the same period of last year. The increase in revenue was primarily due to the increase in retail drugstores and wholesale business, partially offset by the decrease in online pharmacy business.

	For the Three Months Ended December 31,
	2017			2016
($ millions)	Revenues	Cost of Goods	Gross Margin	Revenues	Cost of Goods	Gross Margin
Retail drugstores	18.29	13.69	25.2%	14.12	10.49	25.7%
Online pharmacy	3.40	3.13	7.7%	3.44	3.08	10.4%
Wholesale	5.13	4.42	13.8%	3.05	2.85	6.5%
Total	26.81	21.24	20.8%	20.61	16.43	20.3%

Revenue from the retail drugstores segment increased by $4.17 million, or 29.5%, to $18.29 million for the three months ended December 31, 2017 from $14.12 million for the same period of last year. The increase was primarily due to the increased number of stores, more choices of commodity at lower prices through frequent price negotiation with suppliers, brand-name health product sales campaign in cooperation with brand name suppliers, and value-added customer services such as chronic disease monitoring.

Revenue from the online pharmacy segment decreased by $0.04 million, or 1.2%, to $3.40 million for the three months ended December 31, 2017 from $3.44 million for the same period of last year. The decrease was mainly caused by a decline in our sales via e-commerce platforms. The decline in sales was due to the suspension of OTC drug sales on e-commerce platforms in the second quarter of fiscal year 2017 by the CFDA. The Company is adding more non-medical health products such as nutritional supplements into our sales menu to counteract the decline in sales of OTC drug category via e-commerce platforms.

Revenue from the wholesale segment increased by $2.08 million, or 68.1%, to $5.13 million for the three months ended December 31, 2017 from $3.05 million for the same period of last year. The increase was primarily a result of the Company’s ability to resell certain products, which our retail stores made large orders on, to other vendors at competitive prices.

Gross profit and gross margin

Total cost of goods sold increased by $4.81 million, or 29.3%, to $21.24 million for the three months ended December 31, 2017 from $16.43 million for the same period of last year. Gross profit increased by $1.39 million, or 33.2%, to $5.57 million for the three months ended December 31, 2017 from $4.18 million for the same period of last year. Overall gross margin increased by 0.5 percentage points to 20.8% for the three months ended December 31, 2017, compared to 20.3% for the same period of last year.

Gross margins for retail drugstores, online pharmacy and wholesale were 25.2%, 7.7%, and 13.8%, respectively, for the three months ended December 31, 2017. This compared to gross margins for retail drugstores, online pharmacy and wholesale of 25.7%, 10.4%, and 6.5%, respectively, for the same period of last year.

Operating income (loss)

Sales and marketing expenses increased by $1.45 million, or 40.6%, to $5.02 million for the three months ended December 31, 2017 from $3.57 million for the same period of last year, primarily due to commissions payable to wholesale contractors, rent and expenditures for new retail stores, and the reclassification of certain staff salaries to selling and marketing expenses in the wholesale business.

General and administrative expenses increased by $1.29 million, or 88.6%, to $2.74 million for the three months ended December 31, 2017 from $1.45 million for the same period of last year. The increase in general and administrative expenses was primarily due to additional accounts receivable and advances to vendors allowance of $0.82 million in the three months ended December 31, 2017 as compared to a reversal of $0.4 million in the three months ended December 31, 2016.

Operating loss increased by $1.35 million, or 160.9%, to $2.19 million for the three months ended December 31, 2017 from $0.84 million for the same period of last year. Operating margin was negative 8.2% for the three months ended December 31, 2017, compared to negative 4.1% for the same period of last year.

Net loss

Net loss attributable to common shareholders for the three months ended December 31, 2017 was $1.63 million, or $0.07 per basic and diluted share. This compared to net loss attributable to common shareholders of $0.83 million, $0.04 per basic and diluted share, for the same period of last year.

Nine Months Ended December 31, 2017 Financial Results

	For the Nine Months Ended December 31,
($ millions, except per share data)	2017	2016	% Change
Revenue	71.97	61.71	16.6%
Retail drugstores	46.36	39.64	17.0%
Online pharmacy	9.60	12.29	(21.9)%
Wholesale	16.02	9.78	63.9%
Gross profit	15.31	13.02	17.6%
Gross margin	21.3%	21.1%	0.2%
Operating loss	(5.30)	(1.01)	(424.5)%
Operating margin	(7.4)%	(1.6)%	(5.8)%
Net loss attributable to Jo-Jo Drugstores	(4.21)	(0.61)	(595.6)%
Loss per share	(0.17)	(0.03)	(466.7)%

Revenue

Revenue for the nine months ended December 31, 2017 increased by $10.26 million, or 16.6%, to $71.97 million from $61.71 million for the same period of last year. The increase in revenue was primarily due to the increase in retail drugstores and wholesale business, partially offset by the decrease in online pharmacy business.

	For the Nine months Ended December 31,
	2017			2016
($ millions)	Revenues	Cost of Goods	Gross Margin	Revenues	Cost of Goods	Gross Margin
Retail drugstores	46.36	34.23	26.2%	39.64	28.62	27.8%
Online pharmacy	9.60	8.64	9.9%	12.29	10.88	11.5%
Wholesale	16.02	13.80	13.9%	9.78	9.19	6.0%
Total	71.97	56.67	21.6%	61.71	48.69	21.5%

Revenue from retail drugstores segment increased by $6.72 million, or 17.0%, to $46.36 million for the nine months ended December 31, 2017 from $39.64 million for the same period of last year. The increase was primarily due to the increase in number of stores, more choices of commodity at lower prices through frequent price negotiation with suppliers, brand-name health product sales campaign in cooperation with brand name suppliers, and value-added customer services such as chronic disease monitoring.

Revenue from the online pharmacy segment decreased by $2.70 million, or 21.9%, to $9.60 million for the nine months ended December 31, 2017 from $12.29 million for the same period of last year. The decrease was mainly caused by decline in our sales via e-commerce platforms. The decline in sales was due to the suspension of OTC drug sales on e-commerce platforms in the second quarter of fiscal year 2017 by the CFDA. The Company is adding more non-medical health products such as nutritional supplements into our sales menu to counteract the decline in sale of OTC drug category.

Revenue from the wholesale segment increased by $6.24 million, or 63.9%, to $16.02 million for the nine months ended December 31, 2017 from $9.78 million for the same period of last year. The increase was primarily a result of the Company’s ability to resell certain products, which our retail stores made large orders on, to other vendors at competitive prices.

Gross profit and gross margin

Total cost of goods sold increased by $7.98 million, or 16.4%, to $56.67 million for the nine months ended December 31, 2017 from $48.69 million for the same period of last year. Gross profit increased by $2.29 million, or 17.6%, to $15.31 million for the nine months ended December 31, 2017 from $13.02 million for the same period of last year. Overall gross margin increased by 0.2 percentage points to 21.3% for the nine months ended December 31, 2017, compared to 21.1% for the same period of last year.

Gross margins for retail drugstores, online pharmacy and wholesale were 26.2%, 9.9%, and 13.9%, respectively, for the nine months ended December 31, 2017. This compared to gross margins for retail drugstores, online pharmacy and wholesale of 27.8%, 11.5%, and 6.0%, respectively, for the same period of last year.

Operating loss

Sales and marketing expenses increased by $4.01 million, or 43.3%, to $13.29 million for the nine months ended December 31, 2017 from $9.28 million for the same period of last year, primarily due to commissions payable to wholesale sales contractors, rent and expenditures for new retail stores, and reclassification of certain staff’s salaries to selling and marketing expenses in wholesale business.

General and administrative expenses increased by $2.57 million, or 54.0%, to $7.32 million for the nine months ended December 31, 2017 from $4.75 million for the same period of last year. The increase in general and administrative expenses was primarily due to additional accounts receivable and advances to vendors allowance of $2.34 million in the nine months ended December 31, 2017 as compared to a reversal of $0.5 million in the nine months ended December 31, 2016.

Operating loss increased by $4.29 million, or 424.5%, to $5.30 million for the nine months ended December 31, 2017 from $1.01 million for the same period of last year. Operating margin was negative 7.4% for the nine months ended December 31, 2017, compared to negative 1.6% for the same period of last year.

Net loss

Net loss attributable to common shareholders for the nine months ended December 31, 2017 was $4.21 million, or $0.17 per basic and diluted share, compared to net loss attributable to common shareholders of $0.61 million, $0.03 per basic and diluted share, for the same period of last year.

Financial Condition

As of December 31, 2017, the Company had cash of $8.40 million, compared to $18.36 million as of March 31, 2017. Net cash used in operating activities was $9.80 million for the nine months ended December 31, 2017, compared to $1.79 million for the same period of last year. Net cash used in investing activities was $1.76 million for the nine months ended December 31, 2017, compared to net cash provided by investing activities of $0.13 million for the same period of last year. Net cash used in financing activities was $0.17 million for the nine months ended December 31, 2017, compared to net cash provided by financing activities of $0.02 million for the same period of last year.

About China Jo-Jo Drugstores, Inc.

China Jo-Jo Drugstores, Inc. ("Jo-Jo Drugstores" or the "Company"), is a leading online and offline retailer and wholesale distributor of pharmaceutical and other healthcare products in China. Jo-Jo Drugstores currently operates retail drugstores and an online pharmacy. It is also a wholesale distributor of products similar to those carried in its pharmacies and it cultivates and sells herbs used for traditional Chinese medicine. For more information about the Company, please visit http://www.chinajojodrugstores.com/. The Company routinely posts important information on its website.

Forward-Looking Statements

This press release contains information about the Company’s view of its future expectations, plans and prospects that constitute forward-looking statements. Actual results may differ materially from historical results or those indicated by these forward-looking statements as a result of a variety of factors including, but not limited to, risks and uncertainties associated with its ability to raise additional funding, its ability to maintain and grow its business, variability of operating results, its ability to maintain and enhance its brand, its development and introduction of new products and services, the successful integration of acquired companies, technologies and assets into its portfolio of products and services, marketing and other business development initiatives, competition in the industry, general government regulation, economic conditions, dependence on key personnel, the ability to attract, hire and retain personnel who possess the technical skills and experience necessary to meet the requirements of its clients, and its ability to protect its intellectual property. The Company’s encourages you to review other factors that may affect its future results in the Company’s annual reports and in its other filings with the Securities and Exchange Commission.

For more information, please contact:

Company Contact:

Frank Zhao
Chief Financial Officer
+86-571-88077108
frank.zhao@jojodrugstores.com

Steve Liu
Investor Relations Director
steve.liu@jojodrugstores.com

Investor Relations Contact:

Tina Xiao
Ascent Investor Relations LLC
+1-917-609-0333
tina.xiao@ascent-ir.com

CHINA JO-JO DRUGSTORES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(UNAUDITED)

	December 31,	March 31,
	2017	2017
ASSETS
CURRENT ASSETS
Cash	$8,396,060	$18,364,424
Restricted cash	15,822,446	9,431,386
Financial assets available for sale	230,472	87,068
Notes receivable	187,759	253,394
Trade accounts receivable	12,840,099	8,561,596
Inventories	13,500,428	9,923,101
Other receivables, net	2,793,851	2,269,193
Advances to suppliers	5,564,703	5,504,141
Other current assets	1,086,982	1,566,155
Total current assets	60,422,800	55,960,458

PROPERTY AND EQUIPMENT, net	3,823,681	4,263,157

OTHER ASSETS
Long-term investment	47,550	46,152
Farmland assets	761,058	718,787
Long term deposits	3,797,139	2,294,848
Other noncurrent assets	1,310,513	1,177,005
Intangible assets, net	3,933,234	2,712,611
Total other assets	9,849,494	6,949,403

Total assets	$74,095,975	$67,173,018

LIABILITIES AND STOCK HOLDERS’ EQUITY
CURRENT LIABILITIES
Accounts payable, trade	21,451,969	19,441,195
Notes payable	19,383,898	12,691,575
Other payables	2,989,453	2,916,283
Other payables - related parties	680,834	927,052
Customer deposits	3,226,095	2,675,030
Taxes payable	496,229	681,939
Accrued liabilities	683,743	679,350
Total current liabilities	48,912,221	40,012,424

Purchase option and warrants liability	75,607	496,217
Total liabilities	48,987,828	40,508,641

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS’ EQUITY
Common stock; $0.001 par value; 250,000,000 shares authorized; 25,214,678 and 25,214,678 shares issued and outstanding as of December 31, 2017 and March 31, 2017	25,215	25,215
Preferred stock; $0.001 par value; 10,000,000 shares authorized; nil issued and outstanding as of December 31, 2017 and March 31, 2017	-	-
Additional paid-in capital	37,558,064	36,581,248
Statutory reserves	1,309,109	1,309,109
Accumulated deficit	(16,815,100)	(12,601,257)
Accumulated other comprehensive income	3,030,858	1,350,062
Total stockholders’ equity	25,108,146	26,664,377

Total liabilities and stockholders’ equity	$74,095,974	$67,173,018

CHINA JO-JO DRUGSTORES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)

(UNAUDITED)

	For the three months ended December 31,		For the nine months ended December 31,
	2017	2016	2017	2016

REVENUES, NET	$26,812,242	$20,610,024	$71,973,653	$61,706,774

COST OF GOODS SOLD	21,240,629	16,426,153	56,666,782	48,688,092

GROSS PROFIT	5,571,613	4,183,871	15,306,871	13,018,682

SELLING EXPENSES	5,020,971	3,570,182	13,288,602	9,276,225
GENERAL AND ADMINISTRATIVE EXPENSES	2,737,782	1,451,849	7,318,780	4,752,981
TOTAL OPERATING EXPENSES	7,758,753	5,022,031	20,607,382	14,029,206

(LOSS) FROM OPERATIONS	(2,187,140)	(838,160)	(5,300,511)	(1,010,524)

INTEREST INCOME	76,266	54,003	479,509	339,460
INTEREST EXPENSE	-	(415)	-	(1,285)
OTHER INCOME(LOSS), NET	301,292	(99,485)	263,241	5,139

CHANGE IN FAIR VALUE OF DERIVATIVE LIABILITIES	221,859	67,296	420,610	125,389

(LOSS) BEFORE INCOME TAXES	(1,587,723)	(816,761)	(4,137,151)	(541,821)

PROVISION FOR INCOME TAXES	38,106	18,045	76,691	63,963

NET (LOSS) INCOME	(1,625,829)	(834,806)	(4,213,842)	(605,784)

OTHER COMPREHENSIVE (LOSS) INCOME
Foreign currency translation adjustments	588,543	(1,768,854)	1,680,796	(1,741,706)

COMPREHENSIVE (LOSS) INCOME	$(1,037,286)	$(2,603,660)	$(2,533,046)	$(2,347,490)

WEIGHTED AVERAGE NUMBER OF SHARES:
Basic	19,941,439	19,941,439	25,214,678	19,188,867
Diluted	19,941,439	19,941,439	25,214,678	19,188,867

EARNINGS PER SHARES:
Basic	$(0.07)	$(0.04)	$(0.17)	$(0.03)
Diluted	$(0.07)	$(0.04)	$(0.17)	$(0.03)

CHINA JO-JO DRUGSTORES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(UNAUDITED)

	nine months ended December 31,
	2017	2016
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	(4,213,842)	(605,784)
Adjustments to reconcile net (loss) to net cash (used in) operating activities:
Depreciation and amortization	1,063,170	891,542
Stock-based compensation	976,816	1,907,582
Bad debt provision	1,948,887	(505,117)
Change in fair value of purchase option derivative liability	(420,610)	(125,441)

Change in operating assets:
Accounts receivable, trade	(4,830,933)	(1,130,490)
Notes receivable	79,250	(29,484)
Inventories	(2,945,926)	(555,388)
Other receivables	(149,447)	64,419
Advances to suppliers	(990,309)	(683,980)
Other current assets	562,148	(76,656)
Other noncurrent assets	(63,263)	(330,217)
Long term deposit	(1,345,486)
Change in operating liabilities:
Accounts payable, trade	853,598	(1,119,770)
Other payables and accrued liabilities	(127,969)	296,298
Customer deposits	387,458	64,508
Taxes payable	(222,207)	150,910
Net cash (used in) provided by operating activities	(9,438,665)	(1,787,068)

CASH FLOWS FROM INVESTING ACTIVITIES:
Disposal of financial assets available for sale	-	449,403
Purchase of financial assets available for sale	(136,074)
Purchase of equipment	(237,108)	(115,463)
Purchase of intangible assets	(1,125,110)
Termination of a joint venture		69,802
Investment in a joint venture	(9,601)	(74,900)
Additions to leasehold improvements	(249,097)	(200,428)
Net cash (used in) provided by investing activities	(1,756,990)	128,414

CASH FLOWS FROM FINANCING ACTIVITIES:
Change in restricted cash	(5,743,155)	3,939,366
Repayments of notes payable	(22,501,743)	(24,600,434)
Proceeds from notes payable	28,352,683	20,309,469
Change in other payables-related parties	(278,691)	375,395
Net cash (used in) provided by financing activities	(170,906)	23,796

EFFECT OF EXCHANGE RATE ON CASH	1,398,197	(393,666)
DECREASE IN CASH	(9,968,364)	(2,028,524)
CASH, beginning of period	18,364,424	6,671,873
CASH, end of period	$8,396,060	$4,643,349

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid for interest	$-	$1,348
Cash paid for income taxes	$27,856	$57,688
Issuance of common stocks in exchange of debts	-	1,603,810